Free Writing Prospectus Filed Pursuant to Rule 433 Dated January 21, 2026 Registration Statement Nos. 333-287350 and 333-287350-03

$1.3+ billion Ford Credit Auto Lease Trust (FORDL) 2026-A (Prime Auto Lease)

Active Joint Bookrunners : RBC (str), DB, and TD
Passive Bookrunners : Lloyds and Scotiabank
Passive Co-Managers : BNY Mellon and Santander
Active Co-Managers : CastleOak and Mischler

CLS	AMT ($MM)	WAL^	M/F^^	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	$PX
A-1	160.00	0.25	P-1/F1+	01-06	07/26	01/27	I-CRV	+14	3.816	3.816	100.00000
A-2a	315.00	0.99	Aaa/AAA	06-19	08/27	08/28	I-CRV	+34	3.870	3.83	99.99127
A-2b	192.50	0.99	Aaa/AAA	06-19	08/27	08/28	SOFR30A	+34			100.00000
A-3	507.50	2.00	Aaa/AAA	19-30	07/28	07/29	I-CRV	+44	4.038	4.00	99.99162
A-4	75.00	2.54	Aaa/AAA	30-32	09/28	02/30	I-CRV	+48	4.117	4.08	99.99502
B	56.18	2.64	Aa1/AA	32-32	09/28	02/30	I-CRV	+60	4.244	4.20	99.98282
C	70.22	<Not Offered>
D	74.90	<Not Offered>

^ 100% PPC to Maturity

^^ Minimum expected ratings

-- Transaction Details --

Expected Pricing	: PRICED	Offered Amount	: $1,306,180,000
Expected Settlement	: 01/26/26	Registration	: SEC-Registered
First Payment Date	: 02/17/26	ERISA Eligible	: Yes
Expected Ratings	: Moody's / Fitch	Credit Risk Retention	: US-Yes; EU-No; UK-No
Bloomberg Ticker	: FORDL 2026-A	Pricing Speed	: 100% PPC to Maturity
Bloomberg SSAP	: "FORDL2026A"	Minimum Denominations	: $1k x $1k
Bill & Deliver	: RBC

-------- CUSIP ----- ISIN -----
A-1	345276 AA7	US345276A A79
A-2a	345276 AB5	US345276A B52
A-2b	345276 AC3	US345276A C36
A-3	345276 AD1	US345276A D19
A-4	345276 AE9	US345276A E91
B	345276 AF6	US345276A F66

- Available Materials -

Preliminary Prospectus and FWP and Intex CDI	: Attached
Intexnet Dealname	: "RBCFCAT26A";	password "4K3V"
Deal Roadshow	: www.dealroadshow.com;	password "FORDL2026A"
Direct Link	: https://dealroadshow.com/e/FORDL2026A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.